Exhibit 23.2

DEGOLYER AND MACNAUGHTON
Canada Limited
311 – 6th Avenue SW, Suite 1430
Energy Plaza, East Tower
Calgary, Alberta, Canada T2P 3H2

TELEPHONE (403) 266-8680 FAX (403) 266-1887
March 31, 2006
     We consent to the incorporation by reference of references to our firm and of information derived from our report entitled “Appraisal Report as of December 31, 2005 on Certain Properties owed by JMG Exploration, Inc. SEC Case” dated March 7, 2006, evaluating reserves of JMG Exploration, Inc. as of December 31, 2005 appearing in the Annual Report on Form 10-K of JMG Exploration, Inc. for the fiscal year ended December 31, 2005, into the registration statement on Form SB-2 Registration Statement (No. 333-120082).

Very truly yours, “Colin P. Outtrim” Colin P. Outtrim, P.Eng Senior Vice President DeGolyer and MacNaughton Canada Limited